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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING



(CHECK ONE):   [X] Form 10-K/Form 10-KSB,   [   ] Form 20-F,   [   ] Form 11-K,
                           [   ] Form 10-Q,  [   ] Form N-SAR

                  For Period Ended:      JUNE 30, 2001
                                      -------------------


                  [   ]  Transition Report on Form 10-K
                  [   ]  Transition Report on Form 20-F
                  [   ]  Transition Report on Form 11-K
                  [   ]  Transition Report on Form 10-Q
                  [   ]  Transition Report on Form N-SAR

                  For the Transition Period Ended: __________________


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              NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT
          THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.

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      If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I - REGISTRATION INFORMATION

                            Security Biometrics, Inc.
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                             Full Name of Registrant




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                          Great Bear Investments, Inc.
                  --------------------------------------------
                            Former Name if Applicable


                          1410-1030 West Georgia Street
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            Address of Principal Executive Office (Street and Number)


                             Vancouver, B.C. V6E 2Y3
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                            City, State and Zip Code


                       PART II -- RULES 12B-25 (B) AND (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[ ]   (a)    The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X]   (b)    The subject annual report, semi-annual report, transition
             report on Form 10-K, 10-KSB, 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ]   (c)    The accountant's statement or other exhibit required by Rule
             12b-25(c)  has been attached if applicable.


                              PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K/10-KSB, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

         The financial information necessary to complete the annual report on Form 10-KSB of Security Biometrics, Inc. (the "Company") could not be obtained on a timely basis. The Company acquired NetFace LLC in June 2001 and has therefore, experienced some minor delays in coordinating financial information for the Company's annual report.





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                          PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

         George Gould                    (604)              609-7749
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         (Name)                       (Area Code)       (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). [X] Yes [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [ ] Yes [X] No

         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.



                            SECURITY BIOMETRICS, INC.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.



Date:    September 24, 2001                By:   /s/ Kenneth Barr
                                           ---------------------------
                                                 Kenneth Barr
                                                 Chief Executive Officer